PRINCIPAL PARTNERS LARGECAP GROWTH FUND, INC.
                          DES MOINES, IOWA 50392-0200
                                  ____________

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 16, 2002
                                  ___________

To the Shareholders:

Notice hereby is given that a special meeting of the shareholders of Principal Partners LargeCap Growth Fund, Inc. (Partners Growth Fund) will be held at 2:00 p.m. C.D.T., on October 16, 2002, at the offices of Principal Management Corporation, 680 8th Street, Des Moines, Iowa 50392-0200. The meeting is being held to consider and vote on the following matter as well as any other business that may properly come before the meeting or any adjournment thereof:

     1. Approval of an Agreement and Plan of Acquisition among Partners Growth Fund, Principal Growth Fund, Inc. (Growth Fund) and Principal Management Corporation, and the transactions contemplated thereby, pursuant to which the Growth Fund will acquire all the assets and assume all the liabilities of the Partners Growth Fund and issue in exchange shares of its Class A and Class B common stock, and the Partners Growth Fund will distribute those shares to its Class A and Class B shareholders in redemption of all its outstanding shares and then dissolve.

You are entitled to notice of and to vote at the meeting, and any adjournment, if you owned shares of the Partners Growth Fund at the close of business on August 12, 2002, the record date for the meeting.

Your vote is important. No matter how many shares you own, please read the attached prospectus/proxy statement, and vote today.

                                        LOGO

                                        /s/A. S. Filean

                                        For the Board of Directors
                                        Arthur S. Filean
                                        Senior Vice President and Secretary

                                        August 19, 2002